Press Release
Contact:
Edward G. Sloane, Jr.
Chief Financial Officer
First Business Financial Services, Inc.
608-232-5970
esloane@firstbusiness.com

First Business Increases Quarterly Cash Dividend 10%

MADISON, WI - January 24, 2020 - First Business Financial Services, Inc. (“First Business”) (Nasdaq: FBIZ) announced its board of directors has declared a quarterly cash dividend on its common stock of $0.165 per share which is equivalent to a dividend yield of 2.63% based on Thursday’s market close price of $25.02. The quarterly dividend represents a 10% increase over the quarterly dividend declared in October 2019, and, based on our fourth quarter 2019 earnings per share, a dividend payout ratio of 24.6%. This regular cash dividend is payable on February 13, 2020 to shareholders of record at the close of business on February 3, 2020.

First Business President and Chief Executive Officer, Corey Chambas said, “Our 2019 record earnings growth is a testament to building our client relationships and a focus on achieving the company’s long-term strategic plan. Today’s dividend increase reflects our confidence in the plan and continued focus on driving shareholder value. This dividend increase represents our eighth consecutive dividend increase.”

About First Business Financial Services, Inc.
First Business Financial Services is a Wisconsin-based bank holding company, focused on the unique needs of businesses, business executives and high net worth individuals. First Business offers commercial banking, specialty finance and private wealth management solutions, and because of its niche focus, is able to provide its clients with unmatched expertise, accessibility and responsiveness. For additional information, visit www.firstbusiness.com or call 608-238-8008.

This press release includes “forward-looking” statements related to First Business Financial Services, Inc. that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s 2018 annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.

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